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                                                                  EXHIBIT (d)(3)

                         RESTRICTED STOCK UNIT AGREEMENT

                            BELL MICROPRODUCTS, INC.
                                 1998 STOCK PLAN
              (AS AMENDED AND RESTATED THROUGH FEBRUARY ___, 2002)


         THIS AGREEMENT is made effective as of__________________, 20__, by and between Bell Microproducts, Inc. a California corporation (the "Company"), and _________________________ (the "Service Provider").

         W I T N E S S E T H:

         WHEREAS, Service Provider is, on the date hereof, a Service Provider of the Company, as such term is defined in the Plan; and

         WHEREAS, the Company wishes to grant a Restricted Stock Unit Award to Service Provider which will permit the Service Provider to acquire shares of the Company's Common Stock pursuant to the Company's 1998 Stock Award Plan (the "Plan"); and

         WHEREAS, the Administrator of the Plan has authorized the grant of a Restricted Stock Unit Award to Service Provider;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

         1. NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD. The Company hereby grants to Service Provider on the date set forth above (the "Date of Award") a Restricted Stock Unit Award (the "Award") for _____________________ ( ) Restricted Stock Units on the terms and conditions set forth herein, which shares are subject to adjustment pursuant to Section 14(a) of the Plan. Service Provider shall not be entitled to vote any shares of stock which may be acquired through the Restricted Stock Units, shall not receive any dividends attributable to such shares, and shall not have any other rights as a shareholder with respect to such shares until the risks of forfeiture described in Section 2 have lapsed.

         2. VESTING OF RESTRICTED STOCK. Except as otherwise provided in Section 4, the Restricted Stock Units subject to this Award shall remain forfeitable until the risks of forfeiture lapse according to the following vesting schedule:

                  VESTING DATE                          CUMULATIVE PERCENTAGE OF UNITS VESTED
                  ------------                          -------------------------------------

         First Anniversary of Date of Award                              25%
         Second Anniversary of Date of Award                             50%
         Third Anniversary of Date of Award                              75%
         Fourth Anniversary of Date of Award                            100%


If Service Provider's employment or other service relationship with the Company or any Subsidiary terminates at any time prior to a Vesting Date for any reason, including but not limited to Service Provider's voluntary resignation, death, disability or termination by the Company, Service Provider shall immediately forfeit all Restricted Stock Units subject to this Award which have not yet vested and for which the risks of forfeiture have not lapsed. As the risks of forfeiture on Restricted Stock Units lapse, the Company shall cause to be issued one or more stock certificates representing shares of Common Stock in Service Provider's name and shall deliver such certificates to the Service Provider in satisfaction of the Restricted Stock Units.

         3.       GENERAL PROVISIONS.

                  a. Employment. This Agreement shall not confer on Service Provider any right with respect to continuance of employment or other relationship with the Company or any Subsidiary, nor will it interfere in any way with the right of the Company or any Subsidiary to terminate such employment or relationship.

                  b. Securities Law Compliance. Service Provider shall not transfer or otherwise dispose of the shares of Stock received pursuant to this Award until such time as the Company shall have determined that such transfer or other disposition will not violate any state or federal securities or other laws. Service Provider may be required by the Company, as a condition of the effectiveness of this Award, to agree in writing that all Stock received pursuant to this Award shall be held, until such time that such Stock is registered and freely tradable under applicable state and federal securities laws, for Service Provider's own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect, and that such shares will not be transferred or disposed of except in compliance with applicable state and federal securities laws.

                  c.         Mergers, Recapitalizations, Stock Splits, Etc.
Pursuant and subject to Section 14 of the Plan, certain changes in the number or character of the shares of Stock of the Company (through sale, merger, liquidation, recapitalization, stock split, stock dividend, or otherwise) shall result in an adjustment, reduction, or enlargement, as appropriate, in the number of Restricted Stock Units subject to this Award. Any additional Restricted Stock Units that are credited pursuant to such adjustment shall be subject to the same restrictions as are applicable to the Restricted Stock Units with respect to which the adjustment relates.


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                  d.       Shares Reserved. The Company shall at all times
during the term of this Award reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

                  e. Withholding Taxes. In order to permit the Company to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, income or other taxes are withheld from any amounts payable by the Company to Service Provider. If the Company is unable to withhold such federal and state taxes, for whatever reason, Service Provider hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the transfer of any certificates for the shares of Stock in satisfaction of the Restricted Stock Units subject to this Award. Service Provider may, subject to the approval and discretion of the Administrator, or such other administrative rules it may deem advisable, elect to have all or a portion of such tax withholding obligations satisfied by delivering shares of the Company's Common Stock having a fair market value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to such obligations.

                  f. Scope of Agreement. The terms of the Plan and this Agreement shall bind and inure to the benefit of the Company and its successors and assigns and of Service Provider and any successor or successors of Service Provider.

                  g. 1998 Stock Plan. The Restricted Stock Unit Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Service Provider and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement. The Plan governs this Restricted Stock Award and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

         4. SEVERABILITY. In the event that any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Any provision held overbroad as written shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable under applicable law, and shall be enforced as amended.


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         ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                      BELL MICROPRODUCTS, INC.


                                      By:
                                         -------------------------------------
                                          Its:
                                              --------------------------------


                                      ----------------------------------------
                                      Service Provider










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